                               RE:  NN, Inc.
                               2000 Waters Edge Drive
                               Johnson City, TN  37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Will Kelly	Marilynn Meek
Vice President and Chief Administrative Officer	(General info)
(423) 743-9151	(212) 827-3773

FOR IMMEDIATE RELEASE
March 10, 2011

NN, INC. REPORTS STRONG 2010 FOURTH QUARTER AND FULL YEAR RESULTS

SIGNIFICANT IMPROVEMENTS IN REVENUE, NET INCOME AND CASH FLOW
HIGHLIGHT 2010 RESULTS

•	Sales rose 23% for the quarter and 41% for the full year over prior year
•	Net income from normal operations was $5.1 million for the quarter and $14.6 million for the full year compared to net losses of $1.9 million and $23.3 million for the same periods in 2009
•	Forecasted revenues of $405 million to $415 million for 2011, represent growth of approximately 12% over 2010

Johnson City, Tenn, March 10, 2011 – NN, Inc. (Nasdaq: NNBR) today reported its financial results for the fourth quarter and year ended December 31, 2010.  Net sales for the fourth quarter were $96.3 million, up $18.1 million or 23.1% from $78.3 million for the comparable period of 2009.  Approximately $19.3 million of this growth was due to increased sales volumes associated with recovering global demand for the Company’s products, particularly in the automotive and industrial end markets.  Raw material pass-through and price increases accounted for $1.8 million of the increase while favorable mix accounted for $1.4 million.  These increases were partially offset by negative foreign currency translation of $4.4 million.

Net income for the fourth quarter of 2010 of $2.1 million, or $0.12 per diluted share, included $3.0 million, net of tax of non-operating costs which is comprised of $2.0 million in start-up costs associated with new programs in our Precision Metal Components segment and $1.1 million in plant closing, restructuring and impairment charges.  Net income from normal operations in the fourth quarter of 2010 was $5.1 million, or $0.30 per diluted share compared to net loss from normal operations of $1.9 million, or $(0.12) per diluted share for the same period in 2009.

Net sales for the full year rose $106.0 million or 40.9% to $365.4 million compared to $259.4 million for the full year of 2009.  Increased global demand for the Company’s products accounted for approximately $116.0 million of the increase.  Price increases and raw material pass through accounted for $1.6 million.  Foreign currency translation and unfavorable mix issues had a negative impact of $10.7 million and $0.9 million, respectively.

Net income for the full year of 2010 of $6.4 million, or $0.39 per diluted share, included $8.2 million, net of tax of non-operating charges which is comprised of $5.8 million in plant closing, restructuring and asset impairment charges, $3.0 million in startup costs associated with new programs in our Precision Metal Components segment and $0.5 million in other charges.  These charges were offset somewhat by a foreign currency exchange gain on intercompany notes of $1.1 million.  Net income from normal operations for the full year of 2010 was $14.6 million, or $0.88 per diluted share, compared to a net loss from normal operations of $23.3 million, or $(1.43) per diluted share for the full year of 2009.

James H. Dorton, Vice President and Chief Financial Officer, commented, “Our fourth quarter revenues and earnings reflect the continued effects of a strong global demand for our products and our ability to favorably leverage production efficiencies due to aggressive cost reduction initiatives.  As a percentage of net sales, cost of products sold was 82.0% in the fourth quarter of 2010 compared to 84.7% in the fourth quarter of 2009.  For the years 2010 and 2009, cost of products sold as a percentage of net sales was 81.1% and 90.8%, respectively.”

Mr. Dorton, continued, “Selling, general and administrative expenses for the fourth quarter of 2010 were $8.1 million, or 8.4% of net sales, compared to $7.5 million, or 9.6% for the same period in 2009.  For full year 2010, selling, general and administrative expenses were $30.4 million or 8.3% of net sales, compared to $27.3 million, or 10.5% of net sales in 2009.  During the quarter and the full year of 2010, we were successful in leveraging our increased sales volumes and aggressively cutting costs.  This allowed our SG&A expenses as a percentage of sales to return to more historic levels.  The increase in SG&A dollars for the quarter and the full year compared to the same periods last year was primarily due to the reinstatement of salaries to pre-recessionary levels and costs associated with performance based compensation plans.”

“On January 20th of this year we announced that we were ceasing company manufacturing operations at our German manufacturing facility, Kugelfertigung Eltmann GmbH, because the operation had reached a state of statutory bankruptcy.  Economic factors over the last two years coupled with the high cost of manufacturing our products in Germany had eroded the financial status of our Eltmann facility.  Unfortunately, an improvement in the operations of this facility to reverse this condition in the near future was not foreseeable and this necessitated the bankruptcy filing.  As a result of this filing, we were required to write the fixed assets down to fair market value as of December 31, 2010, resulting in a charge of $0.3 million.  When the bankruptcy court proceedings are completed within several months, we will be required to write-off all assets and liabilities of the subsidiary and record any contingent liabilities. Although the ultimate impact of the bankruptcy filing will depend on the findings of the German bankruptcy court, we do not expect these charges will be significant to our consolidated profitability.  We are not aware of any significant disruption of normal product flow to our customers that were served by Eltmann prior to the bankruptcy filing.  Furthermore, we have capacity within our remaining global operations to absorb demand for products that were manufactured at this facility.”

Mr. Dorton continued, “On December 22, 2010, we announced that we had entered into an amended and restated revolving credit facility with Key Bank as the administrative agent.  We also amended the terms of the agreement of our senior notes with Prudential Capital due in April 2014.  The new facilities carry more favorable terms than the expiring facilities and will allow us more flexibility to fund strategic investments as well as realize significant savings on interest costs.  These new amended agreements carry a revised interest rate of LIBOR or a Base Rate plus an applicable margin of 1.5% to 3.5% depending on the levels of certain covenants.  The senior notes carry a new interest rate of 6.7%.  The amended facility also allows us to request to increase the facility size by an additional $60 million under the same terms and conditions upon approval from the lenders.  On March 9, 2011, we exercised an option to increase the size of the facility from $75 million to $100 million to allow us the flexibility to fund additional growth projects.  We finished the year with approximately $50.5 million outstanding under the revolving credit facility and $22.9 million outstanding under the senior notes.”

“Our debt, net of cash at December 31, 2010 was $67.8 million.  This represents a decrease of $10.4 million over the December 31, 2009 amount of $78.2 million.  Positive cash flow generated by improved earnings during 2010 drove the decrease in net debt.  For the full year we funded $15.2 million in capital projects, the majority of which are for new programs at our Precision Metal Components business unit.  In 2011 we plan to spend approximately $23 million in capital expenditures.  Approximately one third of our budget will be for maintenance and cost reduction programs and the other two thirds will be for growth programs at our Precision Metal Components segment and our Metal Bearing Components segment.”

Roderick R. Baty, Chairman and Chief Executive Officer, commented, “Our 2010 results represent a remarkable turnaround for us in revenue growth, profitability and cash flow.  The restructuring and permanent cost reduction actions we took in response to the global economic crisis have allowed us to emerge from the recession a more resilient and cost efficient company.  As customer demand for our products strengthened in 2010, we continued to develop the aggressive cost cutting strategies that we implemented during 2008 and 2009.  These strategies have allowed us to significantly leverage our top line improvement into growth in net income and cash flows.”

Mr. Baty, concluded, “We are encouraged by the performance of our business units and the strong levels of customer demand for our products that we realized in 2010.  We are anticipating this strong demand to continue into 2011.  We also expect revenue contributions from new programs at our Precision Metal Components business to contribute to our results in 2011, although new program revenues will not contribute significantly until the second quarter of the year and then accelerate to expected levels in the last half of 2011.  Therefore, we are currently forecasting 2011 revenues to be in the range of $405 million to $415 million.  The midpoint of our revenue guidance, if achieved, would represent 12% sales growth over fiscal year 2010.  As always, we will continue to aggressively manage our business for continued improvements in revenue and profitability.   As a result, our 2011 Business Plan calls for significant improvement in year over year revenues and net income from 2010 levels.”

NN, Inc. manufacturers and supplies high precision metal bearing components, industrial plastic and rubber products and precision metal components to a variety of markets on a global basis.  Headquartered in Johnson City, Tennessee, NN has 10 manufacturing plants in the United States, Western Europe, Eastern Europe and China.  NN, Inc. had sales of US $365 million in 2010.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements, are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company's ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, the successful implementation of the global growth plan including development of new products and consummation of potential acquisitions and other risk factors and cautionary statements listed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

NN, Inc.
Condensed Statements of Income
(In Thousands, except per diluted share amounts)
(Unaudited)

                                                                                                                                                                                          Three Months Ended                     Twelve Months Ended
                                                                                                                                                                                                 December 31,                                 December 31,
	2010	2009	2010	2009
Net sales	$96,340	$78,264	$365,369	$259,383
Cost of products sold (exclusive of depreciation shown separately below)	79,019	66,282	296,422	235,466
Selling, general and administrative	8,051	7,495	30,407	27,273
Depreciation and amortization	4,043	6,412	19,195	22,186
(Gain) Loss on disposal of assets	129	534	808	493
Restructuring and impairment costs	229	235	2,289	4,977
Income (Loss) from operations	4,869	(2,694)	16,248	(31,012)

Interest expense, net	1,557	1,641	6,815	6,359
Other (income) expense	(113)	(217)	(1,552)	253
Income (Loss) before provision for income taxes	3,425	(4,118)	10,985	(37,624)
Provision for income taxes	1,349	(758)	4,569	(2,290)

Net income (Loss)	$2,076	$(3,360)	$6,416	$(35,334)

Diluted income (Loss) per common share	$0.12	$(0.21)	$0.39	$(2.17)

Weighted average diluted shares	16,768	16,268	16,570	16,268

NN, Inc.
Condensed Balance Sheets
(In Thousands)
(Unaudited)

	December 31, 2010	December 31, 2009
Assets
Current Assets:
Cash	$5,556	$8,744
Accounts receivable, net	63,331	49,412
Inventories, net	41,882	33,275
Other current assets	4,901	6,852
Total current assets	115,670	98,283

Property, plant and equipment, net	118,488	129,715
Goodwill and intangible assets, net	9,296	10,784
Other assets	5,101	3,870
Total assets	$248,555	$242,652

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$55,549	$38,048
Accrued salaries and wages	13,548	14,469
Current portion of long-term debt	5,714	9,405
Other liabilities	8,776	6,567
Total current liabilities	83,587	68,489

Non-current deferred income tax liability	3,954	3,558
Long-term debt, net of current portion	67,643	77,558
Other	15,264	16,244
Total liabilities	170,448	165,849

Total stockholders’ equity	78,107	76,803

Total liabilities and stockholders’ equity	$248,555	$242,652

NN, Inc.
Reconciliation of Non-GAAP to GAAP Financial Measures
(Unaudited)

	Three Months Ended December 31, 2010		Year Ended December 31, 2010
	In Thousands	Diluted Earnings Per Share	In Thousands	Diluted Earnings Per Share
Net Income (Loss)	$2,076	$0.12	$6,416	$0.39
After-tax restructuring, impairment and costs for plant closing	1,127	0.07	5,778	0.35
After-tax foreign exchange (gain) loss on intercompany loans	(138)	(0.01)	(1,101)	(0.07)
After-tax other charges	--	--	460	0.03
New program startup costs at Whirlaway	2,000	0.12	3,023	0.18

Net income from normal operations	$5,065	$0.30	14,576	$0.88

	Three Months Ended December 31, 2009		Year Ended December 31, 2009
	In Thousands	Diluted Earnings Per share	In Thousands	Diluted Earnings Per share
Net Income (Loss)	$(3,360)	$(0.21)	$(35,334)	$(2.17)
After-tax restructuring costs for plant closing	--	--	3,761	0.23
After-tax impairment of assets of closed plant	235	0.01	235	0.01
After-tax adjustment to deferred tax valuation allowance	908	0.06	7,136	0.44
After-tax accelerated depreciation for assets no longer in use	341	0.02	341	0.02
After-tax write-off of capitalized loan costs	--	--	604	0.04
Net income from normal operations	$(1,876)	$(0.12)	$(23,257)	$(1.43)

The Company’s management evaluates operating performance excluding unusual and/or nonrecurring items.  The Company believes excluding such items provides a more effective and comparable measure of performance and a clearer view of underlying trends. Since net income excluding these items is not a measure calculated in accordance with GAAP, this should not be considered as a substitute for other GAAP measures, including net income, as an indicator of performance.  Accordingly, net income/loss excluding the above items is reconciled to net income/loss on a GAAP basis.

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